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                                                                     Exhibit 5.1

                [LEBOEUF, LAMB, GREENE & MACRAE LLP LETTERHEAD]



                                            June 21, 2005

MetLife, Inc.
2701 Queens Plaza North
Long Island City, New York 11101

     Re:  MetLife, Inc. - Offering of 82,800,000 6.375% Common Equity Units
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Ladies and Gentlemen:

     We have acted as special counsel for MetLife, Inc., a Delaware corporation (the "Company"), in connection with the sales by the Company of an aggregate of 82,800,000 6.375% Common Equity Units (the "Common Equity Units") of the Company pursuant to the registration statement (Registration No. 333-124358, 333-124358-01 and 333-124358-02) filed by the Company, MetLife Capital Trust II, a Delaware statutory trust (the "Series A Trust"), MetLife Capital Trust III, a Delaware statutory trust ( ) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act") and the related prospectus of the Company dated April 27, 2005, as supplemented by a prospectus supplement, dated June 15, 2005, relating to the Common Equity Units, as filed in final form with the Securities and Exchange Commission on June 17, 2005 pursuant to Rule 424(b) under the Act.

     Each Common Equity Unit will have a stated amount of $25.00 prior to the Initial Stock Purchase Date (as defined in the Stock Purchase Contract Agreement (as defined below)) and $12.50 thereafter. Each Common Equity Unit will initially consist of (i) a stock purchase contract (each, a "Stock Purchase Contract") under which the holder will agree to purchase and the Company will agree to sell on each of two dates determined in or pursuant to the Stock Purchase Contract Agreement dated as of June 21, 2005 between the Company and J.P. Morgan Trust Company, National Association, in its capacity as Stock Purchase Contract Agent (the "Stock Purchase Contract Agent" and, such agreement, the "Stock Purchase Contract Agreement") for a price of $12.50 per Common Equity Unit a number of shares of common stock of the Company, par value $0.01 per share (the "Common Stock"), determined pursuant to the terms of the Stock Purchase Contract Agreement, (ii) a 1/80, or 1.25%, undivided beneficial

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MetLife, Inc.
June 21, 2005
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ownership interest in a preferred security (the "Series A Trust Preferred
Securities") issued pursuant to the amended and restated declaration of trust dated as June 21, 2005 (the "Series A Declaration of Trust") of the Series A Trust, with an initial liquidation amount of $1,000, and (iii) a 1/80, or 1.25%, undivided beneficial ownership interest in a preferred security (the "Series B Trust Preferred Securities" the Series B Trust Preferred Securities and the Series A Trust Preferred Securities each being a series of "Trust Preferred Securities") pursuant to the amended and restated declaration of trust dated as of June 21, 2005 (the "Series B Declaration of Trust" the Series B Declaration of Trust and the Series A Declaration of Trust, each being a "Declaration of Trust") of the Series B Trust, with an initial liquidation amount of $1,000 (such Common Equity Units being the "Normal Common Equity Units").

      Each Holder of a Normal Common Equity Unit, may from time to time, in accordance with the terms of the Stock Purchase Contract Agreement, substitute zero coupon treasury securities for each series of Trust Preferred Securities underlying such Holders Normal Common Equity Units ( such Common Equity Units, following any such substitution, being the "Stripped Common Equity Units").

      A holder's ownership interest in the Series A and Series B Trust Preferred Securities initially will be pledged to secure such holder's obligation to purchase Common Stock on each of two dates, such pledge to be on the terms and conditions set forth in the Pledge Agreement (the "Pledge Agreement"), among the Company, JPMorgan Chase Bank, National Association as collateral agent (the "Collateral Agent"), custodial agent (the "Custodial Agent") and securities intermediary (the "Securities Intermediary") and the Stock Purchase Contract Agent.

      For purposes of this letter, we have examined the certificates representing the Common Equity Units, the Stock Purchase Contract Agreement, Pledge Agreement, the certificates representing the Trust Preferred Securities and the Declarations of Trust (collectively, the "Transaction Documents"). In addition, we have examined originals (or copies certified or otherwise identified to our satisfaction) of such other agreements, instruments, certificates, documents and records and have reviewed such questions of law and made such inquiries as we have deemed necessary or appropriate for the purposes of the opinions expressed herein.

     In such examination, we have assumed, without inquiry, the legal capacity of all natural persons, the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all such documents submitted to us as copies and the authenticity of the originals of such latter documents. We have also assumed that the books and records of the Company are maintained in accordance with proper corporate procedures. As to any facts material to our opinions, we have, when relevant facts were not independently established by us, relied upon the agreements, instruments, certificates, documents and records referred to above and upon statements and certificates of officers and representatives of the Company and public officials.

     In rendering the opinions expressed below, we have assumed without independent investigation or inquiry that: (i) each of the parties to the Transaction Documents (other than the Company) has the power and authority to execute and deliver, and to perform its obligations under, each of the Transaction Documents to which it is a party; (ii) each of the Transaction Documents has been duly authorized, executed and delivered by each of the parties thereto (other than the Company) and is a valid and binding obligation of such party enforceable against such party in accordance with its terms; (iii) the Stock Purchase Contracts constitutes valid and binding obligations of the holders of the Common Equity Units enforceable against such holders in accordance with their terms; (iv) the Common Equity Units have been duly

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MetLife, Inc.
June 21, 2005
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authenticated by the Stock Purchase Contract Agent in the manner provided in the
Stock Purchase Contract Agreement; and (v) the Trust Preferred Securities have been duly authenticated by the Property Trustee (as defined in each Declaration of Trust) in the manner provided in each Declaration of Trust.

     Based upon and subject to the foregoing, and subject to the further qualifications, assumptions and limitations set forth below, we are of the opinion that:

          1. The Normal Common Equity Units have been validly issued and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their;

          2. The Stripped Common Equity Units have been duly authorized and, when issued and delivered against payment therefor in accordance with the provisions of the Stock Purchase Contract Agreement will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; and

          3. The shares of Common Stock to be issued and sold by the Company pursuant to the Stock Purchase Contracts have been duly authorized and, when issued and delivered against payment therefor in accordance with the provisions of the Stock Purchase Contract Agreement will be validly issued, fully paid and non-assessable.

     Our opinion in paragraph 1 is subject to the effects of (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar laws now or hereafter in effect affecting creditors' rights generally; (ii) general principles of equity (regardless of whether such principles are considered in a proceeding in law or equity) and (iii) an implied covenant of good faith, reasonableness and fair dealing, and standards of materiality.

     The opinions expressed above are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal law of the United States.

     We consent to the filing of this opinion as an exhibit to the Company's Current Report on Form 8-K dated June 21, 2005, which is incorporated by reference into the Registration Statement and the Final Prospectus, and to the use of our name under the caption "Legal Opinions" contained in the Final Prospectus. In giving our consent, we do not thereby concede that we come within the category of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.


                                          Very truly yours,

                                          /s/ LeBoeuf, Lamb, Greene & MacRae LLP